Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ocean Bio-Chem, Inc. of our reports dated March 30, 2011, relating to the consolidated financial statements and financial statement schedule of Ocean Bio-Chem, Inc., appearing in the Annual Report on Form 10-K of Ocean Bio-Chem, Inc. for the year ended December 31, 2010, and the reference to us under the heading "Experts" in the Registration Statement.

/s/ Goldstein Schechter Koch P.A.
Certified Public Accountants
Hollywood, FL
June 1, 2011